EXECUTION COPY

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (the “Agreement”), dated as of July 9, 2014, is made by and between Dov Charney (“Charney”), on the one hand, and Standard General L.P. on behalf of one or more of its controlled funds (collectively, “SG”, and, together with Charney, the “Parties”), on the other.

WHEREAS, on June 25, 2014, the Parties entered into a letter agreement (the “Letter Agreement”) providing for certain arrangements with respect to shares of common stock, par value $0.0001 per share (“Shares”), of American Apparel Inc., a Delaware corporation (the “Company”), beneficially owned or to be purchased by the Parties;

WHEREAS, on June 27, 2014, certain SG funds sold to Charney, and Charney purchased from such SG funds, 27,351,407 Shares (the “Additional Shares”), the purchase price for which Charney borrowed funds from such SG funds (the “SG Loan”);

WHEREAS, Charney has pledged 47,209,407 Shares previously owned by Charney (the “Original Shares”) and the Additional Shares to the applicable SG funds as security for the repayment of the SG Loan (the “Pledge”); and

WHEREAS, pursuant to the Letter Agreement, the Parties agreed to enter into a cooperation agreement with respect to the Original Shares and the Additional Shares (together with any securities issued or exchanged with respect to such Original Shares or Additional Shares upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or any other change in the Company’s capital structure, the “Covered Shares”);

NOW, THEREFORE, the Parties hereto agree as follows:

ARTICLE I

Voting Agreement

Section 1.1   Agreement to Vote.

(a)           The Parties hereby unconditionally and irrevocably agree that, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 3.1 (the “Voting Period”), at any meeting of the stockholders of the Company, however called, or at any adjournment or postponement thereof or in any other circumstances upon which a vote or other approval is sought, the Parties shall vote (or cause to be voted) in person or by proxy the Covered Shares only in such manner as has been agreed in writing by the Parties.  The Parties further agree that, during the Voting Period, they will not, in their capacity as stockholders of the Company, act by written consent on any matter with respect to the Covered Shares, except in such manner as has been agreed in writing by the Parties. Notwithstanding the foregoing, the Parties shall take all actions necessary to comply with their covenants under Section 4 of the Nomination, Standstill and Support Agreement, dated as of the date hereof, by and among the Parties, certain investment funds managed by SG and the Company (the “Nomination, Standstill and Support Agreement”).

(b)           Notwithstanding the foregoing, Charney shall at all times be permitted to (i) vote the Original Shares in favor of his election to the Board of Directors of the Company and (ii) vote the Covered Shares pursuant to the Investment Voting Agreement, dated March 13, 2009, between Charney and Lion Capital (Guernsey) II Limited (the “Investment Voting Agreement”).

(c)           As of the date hereof, the Parties have not entered into any agreement or arrangement relating to the voting of the Covered Shares with respect to any particular matters or items of business except as set forth in (i) the Letter Agreement, (ii) the Nomination, Standstill and Support Agreement and (iii) this Section 1.1.

Section 1.2   No Transfer.  Other than pursuant to the terms of this Agreement, the Letter Agreement or the transactions contemplated hereby or thereby, until the later of (a) payment of all amounts due in respect of the SG Loan (including any definitive documents entered into in connection therewith pursuant to the Letter Agreement) and (b) the expiration or exercise of the Warrants expiring July 15, 2017 to be issued to SG pursuant to Section 2 of the Letter Agreement (the “Warrants”), without the prior written consent of SG, Charney shall not (i) directly or indirectly Transfer or offer to Transfer any Covered Shares (other than to SG funds in respect of the exercise of the Warrants or in connection with the Pledge) or (ii) tender any Covered Shares into any tender or exchange offer or otherwise.   Any action attempted to be taken in violation of the preceding sentence shall be null and void.  “Transfer,” as used herein, shall mean, with respect to a security, the sale, grant, assignment, transfer, pledge, encumbrance, hypothecation or other disposition of such security or the beneficial ownership thereof (including by operation of law), or the entry into any agreement or arrangement to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting power of such security or other rights in or of such security, the granting of any proxy with respect to such security, depositing such security into a voting trust or entering into a voting agreement with respect to such security.  Promptly following the date hereof, the Parties shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that none of the Covered Shares shall be Transferred by Charney in any manner (i.e., a stop transfer order) without the prior written consent of SG in accordance with the terms and conditions of this Agreement. “Beneficial ownership”

as used in this Agreement means having “beneficial ownership” as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 1.3   Proxies.  Each Party hereby revokes any and all previous proxies granted with respect to its Covered Shares.

ARTICLE II

Representations and Warranties of the Parties

Each Party hereby represents and warrants to the other, as of the date hereof and at all times during the term of this Agreement, as follows:

Section 2.1            Authority Relative to this Agreement.  Such Party has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action on the part of such Party and has been duly executed and delivered by such Party and constitutes a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms.

Section 2.2            No Conflict.

(a)           The execution, delivery and performance by such Party of this Agreement are within the power of such Party, and will not violate any applicable law. The execution, delivery and performance by such Party of this Agreement do not violate the terms of any agreement or undertaking to which such Party is a party or by which such Party is bound or to which the Covered Shares will be subject, and do not contravene the provisions of, or constitute a default under, or result in the creation of any lien (except as contemplated herein or under the Letter Agreement) upon the property of such Party under any agreement to which such Party is a party.

(b)           No possible default or event of default exists under this Agreement, nor will any such default begin to exist immediately after the execution and delivery hereof.

(c)           No notice to or consent of any third party is required under any agreement or instrument in order to permit such Party to perform its obligations hereunder.

Section 2.3            Ownership of Shares.  As of the date hereof, except as set forth in Schedule A hereto, such Party has good and marketable title to and is the record or beneficial owner of the Covered Shares set forth opposite such Party’s name on Schedule A hereto free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or other voting of the Covered Shares other than as set forth in the Investment

Voting Agreement.  As of the date hereof, no proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Covered Shares.

Section 2.4   Party Has Adequate Information.  Such Party is a sophisticated investor with respect to the Covered Shares and has independently and without reliance upon the other Party and based on such information as such Party has deemed appropriate, made its own analysis and decision to enter into this Agreement.

Section 2.5            No Setoff.  To the knowledge of such Party, there are no legal or equitable defenses or counterclaims that have been or may be asserted by or on behalf of such Party to reduce the amount of the Covered Shares or affect the validity or enforceability of such Party’s beneficial ownership of any of its Covered Shares.

ARTICLE III

Miscellaneous

Section 3.1            Termination.  This Agreement shall terminate on the date when SG no longer holds any Warrants or any Shares acquired from Charney pursuant to the Warrants, unless terminated earlier by mutual written agreement of the Parties. Upon such termination, no Party shall have any further obligations or liabilities hereunder; except that the provisions of this Article III shall survive any such termination.  No such termination shall relieve the Parties of any liability for any breach of this Agreement occurring prior to the time of termination.

Section 3.2            Survival of Representations and Warranties.  The representations and warranties contained herein shall expire with, and be terminated and extinguished upon, termination of this Agreement pursuant to Section 3.1, and thereafter no Party shall be under any liability whatsoever with respect to any such representation or warranty.

Section 3.3            Fees and Expenses.  Except as otherwise provided herein or as set forth in the Letter Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such costs and expenses.

Section 3.4            Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to SG:

Standard General L.P.
767 Fifth Avenue, 12th Floor
New York, New York 10153
Attention:	Gail Steiner
Email:	gsteiner@standgen.com

With a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention:	Jonathan E. Levitsky
Email:	jelevitsky@debevoise.com

If to Charney:

Dov Charney
1809 Apex Avenue
Los Angeles, CA 90026

With a copy to (which shall not constitute notice):

Glaser, Weil, Fink, Howard, Avchen & Shapiro LLP
10250 Constellation Blvd., 19th Floor
Los Angeles, California 90067
Attention:	Jeffrey C. Soza
Email:	jsoza@glaserweil.com

Section 3.5   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.6            Agreement Made Only in Capacity as Stockholder.  The Parties acknowledge that this Agreement is entered into by each Party solely in such Party’s capacity as the beneficial owner of such Party’s Covered Shares and nothing in this

Agreement restricts or limits any action taken by such Party in its capacity as a director or officer of the Company or any of its controlled affiliates.

Section 3.7   Entire Agreement.  This Agreement, together with the Letter Agreement and the Nomination, Standstill and Support Agreement, constitutes the entire agreement among the Parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understandings among the Parties.

Section 3.8            Remedies Cumulative.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon the Parties shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a Party of any one remedy shall not preclude the exercise by it of any other remedy.

Section 3.9            Amendment.  This Agreement may not be amended except by written agreement signed by the Parties.

Section 3.10          Extension; Waiver.  Either Party may (a) extend the time for the performance of any obligation or other act of the other Party, (b) waive any inaccuracy in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other Party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party to be bound thereby. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 3.11          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Parties and their respective successors and assigns, including without limitation, in the case of each Party, any trustee, executor, heir, legatee or personal representative succeeding to the beneficial ownership of such Party’s Covered Shares or other securities subject to this Agreement (including as a result of death, disability or incapacity of such Party).

Section 3.12          Parties in Interest.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.13          Miscellaneous.  The Parties acknowledge and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to at law or equity, the other Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware.  Furthermore, each Party hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 3.4. ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Section 3.14   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.15            Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument. Such counterparts may be delivered by one Party to the other by facsimile or other electronic transmission, and such counterparts shall be valid for all purposes.

Section 3.16            Further Assurances.  From time to time, at the request of either Party and without further consideration, the other Party shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

STANDARD GENERAL L.P.

By:	/s/ David Glazek
Name: David Glazek
Title: Partner

DOV CHARNEY

/s/ Dov Charney

Schedule A

Party	Covered Shares1
Charney	47,209,406
SG
Standard General Master Fund, L.P.	20,924,003
P STANDARD GENERAL LTD.	6,427,404

1 Note: This table sets forth the record ownership of the Covered Shares as of the date hereof. Each Party may be deemed to beneficially own the Shares held by the other Party as a result of this Agreement and the Letter Agreement.  Charney became a beneficial owner of the Additional Shares on June 27, 2014 pursuant to the Letter Agreement as a result of the sale of such Shares to Charney and the SG Loan on that date.